DESCRIPTION OF GLACIER BANCORP, INC.’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934 As of August 2, 2022, the only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act” by Glacier Bancorp, Inc. (“Glacier,” “we,” “us” or “our”) was common stock. The statements made below include summaries of certain provisions contained in our Restated Articles of Incorporation, as amended April 28, 2022 (the “Articles”), and our Amended and Restated Bylaws in effect on August 2, 2022 (the “Bylaws”). This summary does not purport to be complete and is qualified in its entirety by reference to the Articles and Bylaws. General Our authorized capital stock consists of 234,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of August 2, 2022, we had no shares of preferred stock issued. To date, we have never issued any shares of preferred stock. Our board of directors is authorized, without further shareholder action, to issue preferred stock with such designations, preferences and rights as the board of directors may determine. Our common stock is listed for trading on The New York Stock Exchange under the symbol “GBCI.” Our shareholders do not have preemptive rights to subscribe to any additional securities that may be issued. Each share of our common stock has the same relative rights and is identical in all respects to every other share of our common stock. If Glacier is liquidated, the holders of our common stock are entitled to share, on a pro rata basis, our remaining assets after provision for liabilities. The common stock does not have any conversion, redemption, or sinking fund provisions. Dividend Rights Dividends may be paid on our common stock as and when declared by our board of directors out of funds legally available for the payment of dividends. Our board of directors may issue preferred stock that is entitled to such dividend rights as the board of directors may determine, including priority over the common stock in the payment of dividends. Voting Rights All voting rights are currently vested in the holders of our common stock, with each share being entitled to one vote.

Under our Articles, shareholders do not have cumulative voting rights in the election of directors. Required Vote for Authorization of Certain Actions In accordance with the Montana Business Corporation Act, certain significant corporate events, including approval of the dissolution of the Company and certain amendments to our Articles, must be approved by a majority of the votes entitled to be cast on the matter or, in some cases, a majority of the votes entitled to be cast by a separate voting group. Additionally, our Articles provide that a plan of merger or share exchange requiring approval of our shareholders must be approved by a majority of all votes entitled to be cast on the matter, except as otherwise provided in the Articles (see “Potential ‘Anti-Takeover’ Provisions,” below).   All other matters requiring shareholder approval may be approved by the affirmative vote of the holders of a majority of the votes cast by shareholders at an annual or special meeting of the shareholders. Potential “Anti-Takeover” Provisions Our Articles contain a provision requiring that specified transactions with an “interested shareholder” be approved by 80% of the voting power of the then outstanding shares unless it is (a) approved by Glacier’s board of directors, or (b) certain price and procedural requirements are satisfied. An “Interested Shareholder” is generally defined to include (i) the beneficial owner of more than 10% or more of Glacier’s then-outstanding voting stock, or (ii) an Affiliate of Glacier (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) and at any time within the preceding five-year period was the beneficial owner of 10% or more of the voting power of the then outstanding common stock. Beneficial ownership is broadly defined to include the right, directly or indirectly, to acquire or to control the voting or disposition of 10% or more of Glacier’s voting stock. Repealing, amending or adopting any provision inconsistent with the provisions described in this paragraph must be approved by 80% of the voting power of the then outstanding shares. The authorization of preferred stock, which is intended primarily as a financing tool and not as a defensive measure against takeovers, may potentially be used by management to make more difficult uninvited attempts to acquire control of Glacier (for example, by diluting the ownership interest of a substantial shareholder, increasing the amount of consideration necessary for such shareholder to obtain control, or selling authorized but unissued shares to friendly third parties). Also, subject to rights of any class or series of stock having preference as to dividends or upon liquidation to elect directors, directors may only be removed for cause at a shareholder meeting called expressly for that purpose. The “supermajority” approval requirement for certain business transactions, the ability of shareholders to remove directors only for cause, and the availability of Glacier’s preferred stock for issuance without shareholder approval, may have the effect of lengthening the time required for a person to acquire control of Glacier through a tender offer, proxy contest or otherwise, and may deter any potentially unfriendly offers or other efforts to obtain control of Glacier.